10f-3 REPORT

  			Travelers High Yield Bond Trust

			January 1, 2003 through June 30, 2003


                         Trade                                         % of
Issuer                   Date     Selling Dealer    Amount     Price   Issue(1)

ANR Pipeline Co.,	 2/28/2003 CS First Boston  $1,000,000 $98.72   0.33%
   8.875% due 3/15/10

Crown Euro Holdings,     2/11/2003 Deutsche Bank     125,000   100.00   0.02
   10.875% due 3/1/13

DIRECTV Holdings Fin,    2/25/2003 Deutsche Bank     500,000   100.00   0.04
   8.375% due 3/15/13

El Paso Prod Holding Co.,5/20/2003 CS First Boston   250,000   100.00	0.02
   7.750% due 6/1/13

Owens-Brockway Glass,	 4/29/2003 Deutsche Bank     125,000   100.00	0.03
   7.750% due 5/15/11

Owens-Brockway Glass,	 4/29/2003 Deutsche Bank     200,000   100.00	0.04
   8.250% due 5/15/13

Rite Aid Corp., 	 4/15/2003 J.P. Morgan        75,000    98.69	0.02
   8.125% due 5/1/10		   Securities

Royal Caribbean Cruises  5/6/2003  Goldman Sachs     125,000    99.34	0.05
   Ltd., 8.000% due 5/15/10

William Lyons Homes,	 3/12/2003 UBS Warburg	     300,000	98.49	0.12
   10.750% due 4/1/13

XTO Energy Inc.,	 4/17/2003 Lehman Brothers   100,000   100.00	0.03
   6.250% due 4/15/13


(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.